Exhibit 99.1

AmerisourceBergen Corporation
1 West First Avenue
Conshohocken, PA 19428

AMERISOURCEBERGEN REPORTS
FISCAL 2023 THIRD QUARTER RESULTS
Revenue of $66.9 billion for the Third Quarter, an 11.5 Percent Increase Year-Over-Year
Third Quarter GAAP Diluted EPS of $2.35 and Adjusted Diluted EPS of $2.92
Adjusted Diluted EPS Guidance Range Raised to $11.85 to $11.95 for Fiscal 2023
Company will begin operating as Cencora and trading under the ticker symbol “COR,” effective August 30, 2023

CONSHOHOCKEN, PA, August 2, 2023 - AmerisourceBergen Corporation (NYSE: ABC) today reported that in its fiscal year 2023 third quarter ended June 30, 2023, revenue increased 11.5 percent year-over-year to $66.9 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $2.35 for the third quarter of fiscal 2023 compared to $1.92 in the prior year third quarter. Adjusted diluted EPS, which is a non-GAAP financial measure that excludes items described below, increased 11.5 percent to $2.92 in the fiscal third quarter from $2.62 in the prior year third quarter.

    AmerisourceBergen is updating its outlook for fiscal year 2023. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2023 Expectations. Adjusted diluted EPS guidance has been raised from the previous range of $11.70 to $11.90 to a range of $11.85 to $11.95.

“In our third quarter, AmerisourceBergen continued our strong performance as our business and balance sheet have driven our growth while enabling thoughtful, strategic investments to advance our business like our recently completed investment in OneOncology,” said Steven H. Collis, Chairman, President & Chief Executive Officer of AmerisourceBergen.

“Over the last two decades AmerisourceBergen has been at the center of the healthcare ecosystem with a legacy of execution excellence and commitment to delivering innovative solutions,” Mr. Collis continued. “As we become Cencora later this month, we look forward to uniting our purpose-driven team members under our globally inclusive identity as we continue to deliver on our purpose and drive long-term value creation for all our stakeholders.”

Third Quarter Fiscal Year 2023 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$66.9B	$66.9B
Gross Profit	$2.3B	$2.2B
Operating Expenses	$1.6B	$1.4B
Operating Income	$670M	$822M
Interest Expense, Net	$58M	$58M
Effective Tax Rate	21.3%	21.5%
Net Income Attributable to AmerisourceBergen Corporation	$480M	$596M
Diluted Earnings Per Share	$2.35	$2.92
Diluted Shares Outstanding	204.4M	204.4M

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the “Supplemental Information Regarding Non-GAAP Financial Measures” following the tables.

Third Quarter GAAP Results

•Revenue: In the third quarter of fiscal 2023, revenue was $66.9 billion, up 11.5 percent compared to the same quarter in the previous fiscal year, reflecting a 12.2 percent increase in revenue within U.S. Healthcare Solutions and a 5.6 percent increase in revenue within International Healthcare Solutions.

•Gross Profit: Gross profit in the third quarter of fiscal 2023 was $2.3 billion, a 12.4 percent increase compared to the same period in the previous fiscal year, primarily due to increases in gross profit in both reportable segments and gains from antitrust litigation settlements. Gross profit as a percentage of revenue was 3.38 percent, an increase of 2 basis points from the prior year quarter.

•Operating Expenses: In the third quarter of fiscal 2023, operating expenses were $1.6 billion, a 4.3 percent increase compared to the same period in the previous fiscal year, primarily driven by increases in distribution, selling, and administrative expenses, amortization expense, and restructuring and other expenses compared to the prior year quarter, offset in part by the receipt of $83.4 million from the H.D. Smith opioid litigation indemnity escrow in the current year quarter and a goodwill impairment related to the Company’s less-than-wholly-owned subsidiary in Brazil in the prior year quarter.

•Operating Income: In the third quarter of fiscal 2023, operating income was $670.1 million, a 37.5 percent increase compared to the same period in the previous fiscal year due to the increase in gross profit, offset in part by the increase in operating expenses. Operating income as a percentage of revenue was 1.00 percent in the third quarter of fiscal 2023, an increase of 19 basis points when compared to the prior year quarter.

•Interest Expense, Net: In the third quarter of fiscal 2023, net interest expense of $57.9 million increased 9.5 percent versus the prior year quarter primarily due to increases in variable-rate borrowings and associated interest rates, offset in part by an increase in interest income as a result of higher investment interest rates.

•Effective Tax Rate: The effective tax rate was 21.3 percent for the third quarter of fiscal 2023, reflecting the mix of the Company’s domestic and international income. This compares to 23.7 percent in the prior year quarter, which included discrete tax expenses.

•Diluted Earnings Per Share: Diluted earnings per share was $2.35 in the third quarter of fiscal 2023, a 22.4 percent increase compared to $1.92 in the previous fiscal year’s third quarter.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the third quarter of fiscal 2023 were 204.4 million, a decrease of 7.4 million shares, or 3.5 percent, versus the prior fiscal year third quarter primarily as a result of share repurchases.

Third Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the third quarter of fiscal 2023, revenue was $66.9 billion, up 11.5 percent compared to the same quarter in the previous fiscal year, reflecting a 12.2 percent increase in revenue within U.S. Healthcare Solutions and a 5.6 percent increase in revenue within International Healthcare Solutions. On a constant currency basis, revenue was up 12.2 percent, reflecting 12.4 percent constant currency growth in International Healthcare Solutions revenue.

•Adjusted Gross Profit: Adjusted gross profit in the third quarter of fiscal 2023 was $2.2 billion, an 8.0 percent increase compared to the same period in the previous fiscal year due to increases in gross profit in both reportable segments. Adjusted gross profit as a percentage of revenue was 3.33 percent in the fiscal 2023 third quarter, a decrease of 11 basis points from the prior year quarter, due to the decline in the U.S. Healthcare Solutions gross profit margin related to lower sales of COVID-19 treatments and increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class, which have lower profit margins.

•Adjusted Operating Expenses: In the third quarter of fiscal 2023, adjusted operating expenses were $1.4 billion, a 7.6 percent increase compared to the same period in the prior fiscal year, driven by an increase in distribution, selling, and administrative expenses.

•Adjusted Operating Income: In the third quarter of fiscal 2023, adjusted operating income was $822.3 million, an 8.7 percent increase compared to the same period in the prior fiscal year, driven by a 9.5 percent increase in U.S. Healthcare Solutions and a 6.2 percent increase in International Healthcare Solutions. On a constant currency basis, the Company’s adjusted operating income increased 9.0 percent compared to the prior year quarter. On a constant currency basis, International Healthcare Solutions segment operating income increased 7.3 percent. Adjusted operating income as a percentage of revenue was 1.23 percent in the fiscal 2023 third quarter, a decrease of 3 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the third quarter of fiscal 2023, net interest expense of $57.9 million increased 9.5 percent versus the prior year quarter primarily due to increases in variable-rate borrowings and associated interest rates, offset in part by an increase in interest income as a result of higher investment interest rates.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 21.5 percent for the third quarter of fiscal 2023 compared to 20.2 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was $2.92 in the third quarter of fiscal 2023, an 11.5 percent increase compared to $2.62 in the previous fiscal year’s third quarter. On a constant currency basis, adjusted diluted earnings per share increased 11.1 percent compared to the prior year quarter.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the third quarter of fiscal 2023 were 204.4 million, a decrease of 7.4 million shares, or 3.5 percent, versus the prior fiscal year third quarter primarily as a result of share repurchases.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions.

U.S. Healthcare Solutions

    U.S. Healthcare Solutions revenue was $59.9 billion in the third quarter of fiscal 2023, an increase of 12.2 percent compared to the same quarter in the prior fiscal year due to overall market growth primarily driven by unit volume growth, including increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class, which have lower profit margins, and increased sales of specialty products to physician practices and health systems, offset in part by a decrease in sales of COVID-19 treatments. Segment operating income of $635.2 million in the third quarter of fiscal 2023 was up 9.5 percent compared to the same period in the previous fiscal year as a result of an increase in gross profit.

International Healthcare Solutions

    Revenue in International Healthcare Solutions was $7.0 billion in the third quarter of fiscal 2023, an increase of 5.6 percent from the previous fiscal year’s third quarter due to increased revenue across our businesses, offset in part by the divestiture of our Brazilian specialty business in the prior year period. Segment operating income in the third quarter of fiscal 2023 was $187.1 million, an increase of 6.2 percent, primarily due to growth at our global specialty logistics business and the January 2023 acquisition of PharmaLex. On a constant currency basis, International Healthcare Solutions revenue and operating income increased by 12.4 percent and 7.3 percent, respectively.

Recent Company Highlights & Milestones

•AmerisourceBergen and TPG closed their acquisition of OneOncology, a network of leading oncology practices. AmerisourceBergen’s minority investment will allow it to further deepen its relationship with community oncologists and expand on its solutions in specialty.
•AmerisourceBergen will change its name to Cencora, Inc. and begin trading under the ticker symbol “COR” on the New York Stock Exchange on August 30, 2023. The new name reflects its bold vision and purpose-driven approach to creating healthier futures. The new name represents a unified presence that will continue to fuel the company’s ongoing growth strategy and advance its impact across healthcare.
•AmerisourceBergen was named a “Best Place to Work for Disability Inclusion” after receiving a perfect score on the Disability Equality Index. The Disability Equality Index is a joint initiative of Disability:IN and the American Association of People with Disabilities that measures disability inclusion.
•AmerisourceBergen was included on Forbes’ first-ever Net Zero Leaders list, which highlights the 100 U.S. public companies that are best positioning themselves to reduce their greenhouse-gas emissions and integrating climate resilience into business models and practices.
•AmerisourceBergen was named to USA Today’s inaugural list of America’s Climate Leaders, a data-driven recognition of companies that cut their carbon footprint in recent years.
•AmerisourceBergen was recognized by the Civic 50 of Greater Philadelphia for its efforts to drive social impact in its community.
•Good Neighbor Pharmacy, AmerisourceBergen’s national independent pharmacy network, announced that it was ranked “First in Customer Satisfaction with Chain Drug Store Pharmacies” in the J.D. Power 2022 U.S. Pharmacy Study. This marks the twelfth time that Good Neighbor Pharmacy has earned the achievement in the last 14 years and the network's seventh consecutive win.
Fiscal Year 2023 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available or cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2023 Expectations on an Adjusted (non-GAAP) Basis

AmerisourceBergen is now updating its fiscal year 2023 financial guidance to primarily reflect its strong performance to date and updated foreign currency translation rates. The Company now expects:

•Revenue growth to be at least 8 percent, up from the previous range of 6 to 8 percent;
◦U.S. Healthcare Solutions revenue growth to be at least 9 percent, up from the previous range of 7 to 8 percent;
◦International Healthcare Solutions revenue growth to be in the range of 1 to 4 percent, up from the previous range of a 3 percent decline to flat;
•Adjusted Diluted Earnings Per Share to be in the range of $11.85 to $11.95, representing growth of 7 to 8 percent, raised from the previous range of $11.70 to $11.90;
◦On a constant currency basis, adjusted diluted earnings per share growth to be in the range of 9 to 10 percent, from the previous range of 8 to 10 percent;
◦Excluding contributions related to COVID-19, adjusted diluted earnings per share growth to be in the range of 12 to 13 percent, from the previous range of 11 to 13 percent; and
▪On a constant currency basis excluding contributions related to COVID-19, adjusted diluted earnings per share growth to be in the range of 13 to 14 percent, from the previous range of 13 to 15 percent.

Additional expectations now include:

•Adjusted consolidated operating income growth to be in the range of 3 to 4 percent, from the previous range of 2 to 4 percent. Excluding contributions related to COVID-19, adjusted consolidated operating income growth to be in the range of 6 to 7 percent, from the previous range of 5 to 7 percent;
◦U.S. Healthcare Solutions segment operating income growth to be in the range of 4 to 5 percent, from the previous range of 3 to 5 percent. Expectations for segment operating income growth excluding COVID-19 contributions to be in the range of 7 to 8 percent, from the previous range of 6 to 8 percent;
◦International Healthcare Solutions segment operating income growth to be in the range of 0 to 4 percent, up from the previous range of a 3 percent decline to 1 percent growth;
•Adjusted free cash flow to be at least $2 billion, from the previous guidance of approximately $2 billion; and
•For additional details regarding updated guidance expectations on a constant currency, ex-COVID-19 contribution and ex-M&A and divestiture basis, please refer to our slide presentation for investors.

All other previously communicated aspects of the Company’s fiscal year 2023 consolidated financial guidance and assumptions remain the same.

Dividend Declaration

    The Company’s Board of Directors declared a quarterly cash dividend of $0.485 per common share, payable August 28, 2023, to stockholders of record at the close of business on August 11, 2023.

Name Change

On January 24, 2023, the Company announced its intent to change its name to better reflect its bold vision and purpose-driven approach to creating healthier futures. Effective August 30, 2023, the Company will begin operating as Cencora and will begin trading on the New York Stock Exchange under the ticker symbol “COR”. The new name represents a unified presence that will continue to fuel the Company’s ongoing growth strategy and advance its impact across the healthcare industry.

Conference Call & Slide Presentation.

The Company will host a conference call to discuss the results at 8:30 a.m. ET on August 2, 2023. A slide presentation for investors has also been posted on the Company’s website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (833) 470-1428. From outside the United States and Canada, dial +1 (404) 975-4839. The access code for the call will be 742015. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S. and Canada, dial (866) 813-9403. From outside the United States and Canada, dial +44 (204) 525-0658. The access code for the replay is 498053.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor events in the coming months:

•Morgan Stanley Global Healthcare Conference, September 11, 2023; and
•Baird Healthcare Conference, September 12, 2023

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 46,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #11 on the Fortune 500 and #21 on the Global Fortune 500 with more than $200 billion in annual revenue. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen’s Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,”, “estimate,” "expect," “intend,” “may,” “might,” “on track,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “sustain,” “synergy,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following:
•the effect of and uncertainties related to the ongoing COVID-19 pandemic (including any government responses thereto) and any continued recovery from the impact of the COVID-19 pandemic;
•our ability to achieve and maintain profitability in the future;
•our ability to respond to general economic conditions, including elevated levels of inflation;
•our ability to manage our growth effectively and our expectations regarding the development and expansion of our business;
•the impact on our business of the regulatory environment and complexities with compliance;
•unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation;
•competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services;
•changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid and declining reimbursement rates for pharmaceuticals;
•increasing governmental regulations regarding the pharmaceutical supply channel;
•continued federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances;
•continued prosecution or suit by federal and state governmental entities and other parties (including third-party payors, hospitals, hospital groups and individuals) of alleged violations of laws and regulations regarding controlled substances, and any related disputes, including shareholder derivative lawsuits;
•increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs;
•failure to comply with the Corporate Integrity Agreement;
•the outcome of any legal or governmental proceedings that may be instituted against us, including material adverse resolution of pending legal proceedings;
•the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers;
•changes to customer or supplier payment terms, including as a result of the COVID-19 impact on such payment terms;
•unexpected costs, charges or expenses resulting from the acquisitions of PharmaLex and OneOncology;
•the integration of the Alliance Healthcare and PharmaLex businesses into the Company being more difficult, time consuming or costly than expected;
•the Company’s, Alliance Healthcare’s, PharmaLex’s or OneOncology’s failure to achieve expected or targeted future financial and operating performance and results;
•the effects of disruption from acquisitions and related strategic transactions on the respective businesses of the Company, Alliance Healthcare, PharmaLex and OneOncology, and the fact that acquisitions and related strategic transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners;
•the acquisition of businesses, including the acquisitions of the Alliance Healthcare, PharmaLex and OneOncology businesses and related strategic transactions, that do not perform as expected, or that are difficult to integrate or control, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period;
•risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement;
•managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws, economic sanctions and import laws and regulations;
•our ability to respond to financial market volatility and disruption;
•changes in tax laws or legislative initiatives that could adversely affect the Company’s tax positions and/or the Company’s tax liabilities or adverse resolution of challenges to the Company’s tax positions;
•the loss, bankruptcy or insolvency of a major supplier, or substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer, including as a result of COVID-19;
•financial and other impacts of COVID-19 on our operations or business continuity;
•changes to the customer or supplier mix;

•malfunction, failure or breach of sophisticated information systems to operate as designed, and risks generally associated with cybersecurity;
•risks generally associated with data privacy regulation and the protection and international transfer of personal data;
•regulatory and legal implications relating to the March 2023 cybersecurity event sustained by one of the Company’s foreign business units in one country;
•financial and other impacts of macroeconomic and geopolitical trends and events, including the situation in Russia and Ukraine and its regional and global ramifications;
•natural disasters or other unexpected events, such as additional pandemics, that affect the Company’s operations;
•the impairment of goodwill or other intangible assets (including any additional impairments with respect to foreign operations), resulting in a charge to earnings;
•the Company’s ability to manage and complete divestitures;
•the disruption of the Company’s cash flow and ability to return value to its stockholders in accordance with its past practices;
•interest rate and foreign currency exchange rate fluctuations;
•declining economic conditions and increases in inflation in the United States and abroad; and
•other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company’s business generally.

Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors), in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and elsewhere in that report as supplemented by the description of business risks described in Item IA to our Form 10-Q for the fiscal quarter ended March 31, 2023, to which reference is made herein and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2023	% of Revenue	Three Months Ended June 30, 2022	% of Revenue	% Change
Revenue	$66,947,043		$60,064,601		11.5%

Cost of goods sold	64,682,397		58,049,232		11.4%

Gross profit [1]	2,264,646	3.38%	2,015,369	3.36%	12.4%

Operating expenses:
Distribution, selling, and administrative	1,304,141	1.95%	1,212,152	2.02%	7.6%
Depreciation and amortization	274,272	0.41%	172,114	0.29%	59.4%
Litigation and opioid-related (credit) expenses [2]	(67,102)		23,442
Acquisition-related deal and integration expenses	19,283		36,570
Restructuring and other expenses	63,924		7,858
Goodwill impairment [3]	—		75,936
Total operating expenses	1,594,518	2.38%	1,528,072	2.54%	4.3%

Operating income	670,128	1.00%	487,297	0.81%	37.5%

Other loss (income), net [4]	3,436		(41,888)
Interest expense, net	57,864		52,862		9.5%

Income before income taxes	608,828	0.91%	476,323	0.79%	27.8%

Income tax expense	129,615		113,120

Net income	479,213	0.72%	363,203	0.60%	31.9%

Net loss attributable to noncontrolling interests	368		43,761

Net income attributable to AmerisourceBergen Corporation	$479,581	0.72%	$406,964	0.68%	17.8%

Earnings per share:
Basic	$2.37		$1.95		21.5%
Diluted	$2.35		$1.92		22.4%

Weighted average common shares outstanding:
Basic	202,349		208,885		(3.1)%
Diluted	204,375		211,738		(3.5)%
 ________________________________________

1    Includes a $118.6 million gain from antitrust litigation settlements, Turkey foreign currency remeasurement expense of $50.6 million, and a $35.0 million LIFO expense in the three months ended June 30, 2023. Includes Turkey foreign currency remeasurement expense of $27.6 million and a $23.1 million LIFO expense in the three months ended June 30, 2022.
2    Includes the receipt of $83.4 million from the H.D. Smith opioid litigation indemnity escrow in the three months ended June 30, 2023.
3    The goodwill impairment is related to the Company's less-than-wholly-owned subsidiary in Brazil in the three months ended June 30, 2022.
4    Includes a $60.0 million gain on the sale of non-core businesses in the three months ended June 30, 2022.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2023	% of Revenue	Nine Months Ended June 30, 2022	% of Revenue	% Change
Revenue	$193,251,080		$177,412,857		8.9%

Cost of goods sold	186,545,039		171,102,049		9.0%

Gross profit [1]	6,706,041	3.47%	6,310,808	3.56%	6.3%

Operating expenses:
Distribution, selling, and administrative	3,916,156	2.03%	3,585,500	2.02%	9.2%
Depreciation and amortization	687,678	0.36%	523,333	0.29%	31.4%
Litigation and opioid-related (credit) expenses [2]	(38,583)		108,167
Acquisition-related deal and integration expenses	99,392		69,710
Restructuring and other expenses	177,608		31,357
Impairment of assets	—		4,946
Goodwill impairment [3]	—		75,936
Total operating expenses	4,842,251	2.51%	4,398,949	2.48%	10.1%

Operating income	1,863,790	0.96%	1,911,859	1.08%	(2.5)%

Other income, net [4]	(18,612)		(48,008)
Interest expense, net	167,989		159,150		5.6%

Income before income taxes	1,714,413	0.89%	1,800,717	1.01%	(4.8)%

Income tax expense	330,817		432,853

Net income	1,383,596	0.72%	1,367,864	0.77%	1.2%

Net loss attributable to noncontrolling interests	11,132		36,219

Net income attributable to AmerisourceBergen Corporation	$1,394,728	0.72%	$1,404,083	0.79%	(0.7)%

Earnings per share:
Basic	$6.87		$6.72		2.2%
Diluted	$6.80		$6.63		2.6%

Weighted average common shares outstanding:
Basic	202,908		208,895		(2.9)%
Diluted	204,995		211,633		(3.1)%
 ________________________________________

1    Includes a $168.5 million gain from antitrust litigation settlements, a $114.3 million LIFO expense, and Turkey foreign currency remeasurement expense of $59.0 million in the nine months ended June 30, 2023. Includes a $37.7 million LIFO credit and Turkey foreign currency remeasurement expense of $27.6 million in the nine months ended June 30, 2022.
2    Includes the receipt of $83.4 million from the H.D. Smith opioid litigation indemnity escrow in the nine months ended June 30, 2023.
3    The goodwill impairment is related to the Company's less-than-wholly-owned subsidiary in Brazil in the nine months ended June 30, 2022.
4    Includes a $60.0 million gain on the sale of non-core businesses in the nine months ended June 30, 2022.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2023
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss (Income) Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$2,264,646	$1,594,518	$670,128	$608,828	$129,615	$368	$479,581	$2.35

Gains from antitrust litigation settlements	(118,611)	—	(118,611)	(118,611)	(27,518)	—	(91,093)	(0.45)

LIFO expense	34,952	—	34,952	34,952	8,037	—	26,915	0.13

Turkey highly inflationary impact	50,580	—	50,580	57,581	—	—	57,581	0.28

Acquisition-related intangibles amortization	—	(169,154)	169,154	169,154	39,087	(969)	129,098	0.63

Litigation and opioid-related credit, net [1]	—	67,102	(67,102)	(67,102)	3,750	—	(70,852)	(0.35)

Acquisition-related deal and integration expenses	—	(19,283)	19,283	19,283	4,393	—	14,890	0.07

Restructuring and other expenses	—	(63,924)	63,924	63,924	14,733	—	49,191	0.24

Recovery of non-customer note receivable	—	—	—	(3,000)	—	—	(3,000)	(0.01)

Tax reform [2]	—	—	—	(4,823)	(8,748)	—	3,925	0.02

Adjusted Non-GAAP	$2,231,567	$1,409,259	$822,308	$760,186	$163,349	$(601)	$596,236	$2.92	[3]

Adjusted Non-GAAP % change vs. prior year	8.0%	7.6%	8.7%	8.6%	15.5%		7.5%	11.5%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.38%	3.33%
Operating expenses	2.38%	2.11%
Operating income	1.00%	1.23%

________________________________________

1 Includes the receipt of $83.4 million from the H.D. Smith opioid litigation indemnity escrow.

2 Includes tax expense relating to 2020 Swiss tax reform and a gain on the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Loss (Income), Net.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2022
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss (Income) Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$2,015,369	$1,528,072	$487,297	$476,323	$113,120	$43,761	$406,964	$1.92

Gains from antitrust litigation settlements	—	—	—	—	(60)	—	60	—

LIFO expense	23,070	—	23,070	23,070	4,142	—	18,928	0.09

Turkey highly inflationary impact	27,618	—	27,618	33,423	—	—	33,423	0.16

Acquisition-related intangibles amortization	—	(74,408)	74,408	74,408	24,894	(538)	48,976	0.23

Litigation and opioid-related expenses	—	(23,442)	23,442	23,442	7,795	—	15,647	0.07

Acquisition-related deal and integration expenses	—	(36,570)	36,570	36,570	10,791	—	25,779	0.12

Restructuring and other expenses	—	(7,858)	7,858	7,858	2,853	—	5,005	0.02

Goodwill impairment	—	(75,936)	75,936	75,936	—	(47,004)	28,932	0.14

Gain on sale of businesses	—	—	—	(59,973)	(13,193)	—	(46,780)	(0.22)

Tax reform [1]	—	—	—	8,886	(8,954)	—	17,840	0.08

Adjusted Non-GAAP	$2,066,057	$1,309,858	$756,199	$699,943	$141,388	$(3,781)	$554,774	$2.62	2

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.36%	3.44%
Operating expenses	2.54%	2.18%
Operating income	0.81%	1.26%
________________________________________

1 Includes tax expense relating to 2020 Swiss tax reform and a loss on the currency remeasurement of the related deferred tax assets, which is recorded within Other Loss (Income), Net.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2023
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$6,706,041	$4,842,251	$1,863,790	$1,714,413	$330,817	$11,132	$1,394,728	$6.80

Gains from antitrust litigation settlements	(168,510)	—	(168,510)	(168,510)	(39,175)	—	(129,335)	(0.63)

LIFO expense	114,272	—	114,272	114,272	26,566	—	87,706	0.43

Turkey highly inflationary impact	59,019	—	59,019	66,022	—	—	66,022	0.32

Acquisition-related intangibles amortization	—	(381,146)	381,146	381,146	88,609	(3,111)	289,426	1.41

Litigation and opioid-related credit, net [1]	—	38,583	(38,583)	(38,583)	10,412	—	(48,995)	(0.24)

Acquisition-related deal and integration expenses	—	(99,392)	99,392	99,392	23,107	—	76,285	0.37

Restructuring and other expenses	—	(177,608)	177,608	177,608	41,290	—	136,318	0.66

Foreign currency gain	—	—	—	(5,663)	—	—	(5,663)	(0.03)

Recovery of non-customer note receivable	—	—	—	(4,148)	—	—	(4,148)	(0.02)

Tax reform [2]	—	—	—	(11,462)	(20,356)	—	8,894	0.04

Adjusted Non-GAAP	$6,710,822	$4,222,688	$2,488,134	$2,324,487	$461,270	$8,021	$1,871,238	$9.13	[3]

Adjusted Non-GAAP % change vs. prior year	6.5%	8.9%	2.7%	2.7%	(2.2)%		4.9%	8.3%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.47%	3.47%
Operating expenses	2.51%	2.19%
Operating income	0.96%	1.29%

________________________________________

1 Includes the receipt of $83.4 million from the H.D. Smith opioid litigation indemnity escrow.

2 Tax expense relating to 2020 Swiss tax reform and a gain on the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Income, Net.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2022
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss (Income) Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$6,310,808	$4,398,949	$1,911,859	$1,800,717	$432,853	$36,219	$1,404,083	$6.63

Gains from antitrust litigation settlements	(1,835)	—	(1,835)	(1,835)	(487)	—	(1,348)	(0.01)

LIFO credit	(37,668)	—	(37,668)	(37,668)	(10,000)	—	(27,668)	(0.13)

Turkey highly inflationary impact	27,618	—	27,618	33,423	—	—	33,423	0.16

Acquisition-related intangibles amortization	—	(231,866)	231,866	231,866	61,555	(4,092)	166,219	0.79

Litigation and opioid-related expenses	—	(108,167)	108,167	108,167	19,005	—	89,162	0.42

Acquisition-related deal and integration expenses	—	(69,710)	69,710	69,710	18,507	—	51,203	0.24

Restructuring and other expenses	—	(31,357)	31,357	31,357	8,324	—	23,033	0.11

Goodwill impairment	—	(75,936)	75,936	75,936	—	(47,004)	28,932	0.14

Impairment of assets	—	(4,946)	4,946	4,946	—	—	4,946	0.02

Gain on sale of businesses	—	—	—	(59,973)	(13,193)	—	(46,780)	(0.22)

Certain discrete tax expense	—	—	—	—	(18,979)	6,840	25,819	0.12

Tax reform [1]	—	—	—	6,316	(26,158)	—	32,474	0.15

Adjusted Non-GAAP	$6,298,923	$3,876,967	$2,421,956	$2,262,962	$471,427	$(8,037)	$1,783,498	$8.43	2

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.56%	3.55%
Operating expenses	2.48%	2.19%
Operating income	1.08%	1.37%

________________________________________

1 Includes tax expense relating to 2020 Swiss tax reform and a loss on the currency remeasurement of the related deferred tax assets, which is recorded within Other Income, Net.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended June 30,
Revenue	2023	2022	% Change
U.S. Healthcare Solutions	$59,900,199	$53,389,345	12.2%
International Healthcare Solutions	7,047,777	6,676,726	5.6%
Intersegment eliminations	(933)	(1,470)

Revenue	$66,947,043	$60,064,601	11.5%

	Three Months Ended June 30,
Operating income	2023	2022	% Change
U.S. Healthcare Solutions	$635,176	$579,927	9.5%
International Healthcare Solutions	187,132	176,272	6.2%
Total segment operating income	822,308	756,199	8.7%

Gains from antitrust litigation settlements	118,611	—
LIFO expense	(34,952)	(23,070)
Turkey highly inflationary impact	(50,580)	(27,618)
Acquisition-related intangibles amortization	(169,154)	(74,408)
Litigation and opioid-related credit (expenses)	67,102	(23,442)
Acquisition-related deal and integration expenses	(19,283)	(36,570)
Restructuring and other expenses	(63,924)	(7,858)
Goodwill impairment	—	(75,936)
Operating income	$670,128	$487,297	37.5%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.36%	2.49%
Operating expenses	1.29%	1.40%
Operating income	1.06%	1.09%

International Healthcare Solutions
Gross profit	11.65%	11.05%
Operating expenses	8.99%	8.41%
Operating income	2.66%	2.64%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.38%	3.36%
Operating expenses	2.38%	2.54%
Operating income	1.00%	0.81%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	3.33%	3.44%
Adjusted operating expenses	2.11%	2.18%
Adjusted operating income	1.23%	1.26%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Nine Months Ended June 30,
Revenue	2023	2022	% Change
U.S. Healthcare Solutions	$172,830,234	$157,311,755	9.9%
International Healthcare Solutions	20,423,990	20,104,199	1.6%
Intersegment eliminations	(3,144)	(3,097)

Revenue	$193,251,080	$177,412,857	8.9%

	Nine Months Ended June 30,
Operating income	2023	2022	% Change
U.S. Healthcare Solutions	$1,963,729	$1,878,556	4.5%
International Healthcare Solutions	524,405	543,400	(3.5)%
Total segment operating income	2,488,134	2,421,956	2.7%

Gains from antitrust litigation settlements	168,510	1,835
LIFO (expense) credit	(114,272)	37,668
Turkey highly inflationary impact	(59,019)	(27,618)
Acquisition-related intangibles amortization	(381,146)	(231,866)
Litigation and opioid-related credit (expenses)	38,583	(108,167)
Acquisition-related deal and integration expenses	(99,392)	(69,710)
Restructuring and other expenses	(177,608)	(31,357)
Goodwill impairment	—	(75,936)
Impairment of assets	—	(4,946)
Operating income	$1,863,790	$1,911,859	(2.5)%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.52%	2.59%
Operating expenses	1.38%	1.39%
Operating income	1.14%	1.19%

International Healthcare Solutions
Gross profit	11.57%	11.09%
Operating expenses	9.00%	8.39%
Operating income	2.57%	2.70%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.47%	3.56%
Operating expenses	2.51%	2.48%
Operating income	0.96%	1.08%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	3.47%	3.55%
Adjusted operating expenses	2.19%	2.19%
Adjusted operating income	1.29%	1.37%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	September 30,
	2023	2022
ASSETS

Current assets:
Cash and cash equivalents	$1,389,345	$3,388,189
Accounts receivable, net	20,796,648	18,452,675
Inventories	16,852,340	15,556,394
Right to recover assets	1,417,551	1,532,061
Prepaid expenses and other	530,700	660,439
Total current assets	40,986,584	39,589,758

Property and equipment, net	2,147,881	2,135,003
Goodwill and other intangible assets	14,425,265	12,836,623
Deferred income taxes	221,235	237,571
Other long-term assets	3,396,231	1,761,661

Total assets	$61,177,196	$56,560,616

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$43,752,080	$40,192,890
Accrued expenses and other	2,170,270	2,214,592
Short-term debt	860,861	1,070,473
Total current liabilities	46,783,211	43,477,955

Long-term debt	4,159,853	4,632,360

Accrued income taxes	284,020	320,274
Deferred income taxes	1,716,360	1,620,413
Accrued litigation liability	5,455,000	5,461,758
Other long-term liabilities	1,856,708	976,583

Total equity	922,044	71,273

Total liabilities and stockholders’ equity	$61,177,196	$56,560,616

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended June 30,
	2023	2022
Operating Activities:
Net income	$1,383,596	$1,367,864
Adjustments to reconcile net income to net cash provided by operating activities	899,803	704,628
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(2,249,881)	(1,550,962)
Inventories	(1,369,977)	(712,849)
Accounts payable	3,513,686	2,074,612
Other, net	(92,704)	(344,675)
Net cash provided by operating activities	2,084,523	1,538,618

Investing Activities:
Capital expenditures	(282,862)	(322,732)
Cost of acquired companies, net of cash acquired [1]	(1,409,681)	(124,158)
Cost of equity investments [2]	(737,025)	—
Proceeds from the sale of businesses	—	258,082
Other, net	10,544	(4,899)
Net cash used in investing activities	(2,419,024)	(193,707)

Financing Activities:
Net debt repayments	(581,557)	(576,303)
Purchases of common stock [3]	(907,214)	(248,422)
Exercises of stock options	50,078	83,954
Cash dividends on common stock	(300,413)	(295,239)
Employee tax withholdings related to restricted share vesting	(71,059)	(35,273)
Other, net	(5,099)	(8,036)
Net cash used in financing activities	(1,815,264)	(1,079,319)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	104,479	(33,056)

(Decrease) increase in cash, cash equivalents, and restricted cash, including cash classified within assets held for sale	(2,045,286)	232,536
Less: Increase in cash classified within assets held for sale	—	(610)
(Decrease) increase in cash, cash equivalents, and restricted cash	(2,045,286)	231,926

Cash, cash equivalents, and restricted cash at beginning of period [4]	3,593,539	3,070,128

Cash, cash equivalents, and restricted cash at end of period [4]	$1,548,253	$3,302,054

________________________________________
1 Includes $1,406.3 million for the acquisition of PharmaLex.
2 Includes a $718.4 million investment in OneOncology.
3 Includes $28.4 million of purchases in September 2022 that cash settled in October 2022.
4 The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and restricted cash used in the Condensed Consolidated Statements of Cash Flows:

	June 30, 2023	September 30, 2022	June 30, 2022	September 30, 2021
Cash and cash equivalents	$1,389,345	$3,388,189	$3,034,233	$2,547,142
Restricted cash (included in Prepaid Expenses and Other)	96,623	144,980	207,722	462,986
Restricted cash (included in Other Long-Term Assets)	62,285	60,370	60,099	60,000
Cash, cash equivalents, and restricted cash	$1,548,253	$3,593,539	$3,302,054	$3,070,128

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, Turkey highly inflationary impact, and LIFO expense (credit). Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements, Turkey highly inflationary impact, and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization; litigation and opioid-related expenses (credit); acquisition-related deal and integration expenses; restructuring and other expenses; impairment of assets; and goodwill impairment. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude acquisition-related deal and integration expenses and restructuring and other expenses that relate to unpredictable and/or non-recurring business activities. We exclude the amount of litigation and opioid-related expenses (credit), and the impairment of assets, including goodwill, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the recovery of a non-customer note receivable, a foreign currency gain, the gain (loss) on the currency remeasurement of the deferred tax asset relating to 2020 Swiss tax reform, and the gain on the sale of businesses are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax expense (benefits) primarily attributable to foreign valuation allowance adjustments for the nine months ended June 30, 2022 are also excluded from adjusted income tax expense. Further, certain expenses relating to 2020 Swiss tax reform are excluded from adjusted income tax expense for the nine months ended June 30, 2023 and 2022. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted net income/loss attributable to noncontrolling interests: Adjusted net income/loss attributable to noncontrolling interests excludes the non-controlling interest portion of the same items described above. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to the Company.

•Adjusted net income attributable to the Company: Adjusted net income attributable to the Company is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; Turkey highly inflationary impact; LIFO expense (credit); acquisition-related intangibles amortization; litigation and opioid-related expenses (credit); acquisition-related deal and integration expenses; restructuring and other expenses; recovery of a non-customer note receivable; a foreign currency gain; impairment of assets, including goodwill; the gain on the sale of businesses; and the gain (loss) on the currency remeasurement related to 2020 Swiss tax reform, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax expense primarily attributable to foreign valuation allowance adjustments for the nine months ended June 30, 2022, and the per share impact of certain expenses relating to 2020 Swiss tax reform for the nine months ended June 30, 2023 and 2022 are also excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

•Adjusted Free Cash Flow: Adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Adjusted free cash flow is used internally by management for measuring operating cash flow generation and setting performance targets and has historically been used as one of the means of providing guidance on possible future cash flows. The Company does not provide forward looking guidance on a GAAP basis for free cash flow because the timing and amount of favorable and unfavorable settlements excluded from this metric, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations. For the third quarter of fiscal 2023, (i) revenue of $66.9 billion was negatively impacted by foreign currency translation of $457 million, resulting in revenue on a constant currency basis of $67.4 billion, and (ii) operating income of $822 million was negatively impacted by foreign currency translation of $2 million, resulting in operating income on a constant currency basis of $824 million. For the third quarter of fiscal 2023 in the International Healthcare Solutions segment, (i) revenue of $7.0 billion was negatively impacted by foreign currency translation of $457 million, resulting in revenue on a constant currency basis of $7.5 billion, and (ii) operating income of $187 million was negatively impacted by foreign currency translation of $2 million, resulting in operating income on a constant currency basis of $189 million.

In addition, the Company has provided non-GAAP fiscal year 2023 guidance for diluted earnings per share, operating income, effective income tax rate, and free cash flows that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of favorable and unfavorable settlements, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

Contacts:    Bennett S. Murphy
        Senior Vice President, Head of Investor Relations and Treasury
610-727-3693
bmurphy@amerisourcebergen.com

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